                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Connecticut Energy Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                        CONNECTICUT ENERGY CORPORATION
                                855 MAIN STREET
                             BRIDGEPORT, CT 06604
                               1 (800) 760-7776

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         (TO BE HELD JANUARY 26, 1999)

                               ----------------

                                                              December 11, 1998

To the Shareholders of Connecticut Energy Corporation:

  The Annual Meeting of the Shareholders of Connecticut Energy Corporation (the "Company") will be held in the Grand Ballroom of the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, CT, on Tuesday, January 26, 1999 at 10:00 A.M., E.S.T., for the following purposes:

  1. To elect the two nominees for Director named in the Proxy Statement.

  2. To consider and act upon a resolution to amend the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock.

  3. To consider and act upon a resolution to approve the appointment of the firm of PricewaterhouseCoopers LLP as the independent accountants to audit the books and affairs of the Company and its subsidiaries for the 1999 fiscal year.

  4. To transact such other business as may properly be brought before the meeting.

  The Board of Directors has fixed the close of business on December 7, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

  All shareholders are cordially invited to attend the Annual Meeting.

                                          Samuel W. Bowlby
                                          Secretary

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, MANAGEMENT WOULD APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, FILLED IN, DATED AND SIGNED. AN ADDRESSED ENVELOPE IS ENCLOSED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        CONNECTICUT ENERGY CORPORATION
                                855 MAIN STREET
                             BRIDGEPORT, CT 06604
                               1 (800) 760-7776

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 26, 1999

                APPROXIMATE DATE OF MAILING: DECEMBER 11, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Connecticut Energy Corporation ("Company"), whose principal subsidiary is The Southern Connecticut
Gas Company ("Southern"), to be used at the Annual Meeting of the Shareholders to be held January 26, 1999 and any adjournment(s) thereof, at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

  The Board of Directors has fixed the close of business on December 7, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On December 7, 1998, there were 10,332,971 shares of Common Stock outstanding and entitled to vote.

  Any shareholder may revoke his or her proxy at any time before it is voted. The Company will consider a proxy to be revoked if it receives a duly executed proxy bearing a later date or a written statement signed by the shareholder or his or her authorized representative clearly indicating the shareholder's intent to revoke an earlier submitted proxy. A shareholder of record on the record date attending the Annual Meeting may revoke his or her proxy and vote in person by informing any of the persons named as proxies on the accompanying proxy card that he or she desires to revoke a previously submitted proxy. Attendance at the Annual Meeting will not of itself revoke a proxy. If the proxy is properly signed and is not revoked, it will be voted at the Annual Meeting in accordance with the shareholder's direction.

  Each share of Common Stock is entitled to one vote on each question to be presented at the Annual Meeting. A plurality of the vote cast by the shares of Common Stock entitled to vote, in person or by proxy, at the Annual Meeting will elect directors as long as a quorum is present. A quorum consists of a majority of the votes entitled to be cast on a question. If a quorum exists, action on the employment of the independent accountant will be approved if votes, in person or by proxy, cast by shareholders favoring the action exceed the votes cast by shareholders opposing the action. In certain circumstances, a shareholder will be considered to be present at the Annual Meeting for quorum purposes, but will not be deemed to have voted in the election of directors or in connection with other matters presented for approval at the Annual Meeting. Such circumstances will exist where a shareholder is present but specifically abstains from voting, or where shares are represented at a meeting by a proxy conferring authority to vote on certain matters but not for the election of directors or on other matters. Under Connecticut law, such abstentions and non-votes have a neutral effect on the election of management's nominees for directors and on the approval or disapproval of the appointment of the independent accountants. Approval of a majority of the Company's outstanding Common Stock is required to amend the Company's Articles of Incorporation to increase the number of authorized shares.

  The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, some directors, officers and regular employees of the Company or its subsidiaries, without extra remuneration, may conduct solicitations by telephone and personal interview. The Company may also request brokers, custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares held of record by such persons, and will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

  The Company has engaged Georgeson & Company, Inc. ("Georgeson") to assist it in the solicitation of proxies. Georgeson will solicit the proxies by mail, by telephone, possibly by personal interview and by requesting brokers, custodians, nominees and fiduciaries to forward proxy solicitation material to beneficial owners of shares held of record by such person. The Company will pay Georgeson a fee of $6,500, plus expenses, for such solicitation services.

                           1. ELECTION OF DIRECTORS

  The Board of Directors of the Company has amended its bylaws to reduce the number of members of the Board from ten to eight effective at the 1999 Annual Meeting of Shareholders. The Company's Certificate of Incorporation and By-Laws further provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. Each class will serve for three years, with one class being elected each year. The persons elected as Directors will serve until the 2002 Annual Meeting of Shareholders and until their successors have been elected and qualified.

  Pursuant to the recommendation of its Nominating and Salary Committee, the Board of Directors has nominated James P. Comer, M.D. and Samuel M. Sugden to fill the vacancies on the Board that will exist on January 26, 1999.

  All of the Nominees have indicated their willingness to serve as Directors if elected. If, for any reason, any Nominee should not be a candidate for election at the time of the Annual Meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.

  Certain information concerning the Nominees and the Directors continuing in office, including the business experience of each during the past five years, is set forth below.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

                       INFORMATION CONCERNING DIRECTORS

            NOMINEES WITH TERMS EXPIRING AT THE 2002 ANNUAL MEETING


                JAMES P. COMER, M.D. is the Maurice Falk Professor of Child Psychiatry, Yale Child Study Center and Associate Dean, Yale School of Medicine, New Haven, CT. Dr. Comer has been a Director of the Company since 1979 and a Director of Southern since 1976. He is a member of the Nominating and Salary and Audit Committees of the Boards of Directors of the Company and Southern. He is 64 years old.



                SAMUEL M. SUGDEN is Chairman of the international law firm of LeBoeuf, Lamb, Greene & MacRae L.L.P. Mr. Sugden has been a member of the Board of Directors of the Company and Southern since July 1993. He is Chairman of the Company's and Southern's Nominating and Salary Committees. He is 56 years old.

                   TERMS EXPIRING AT THE 2000 ANNUAL MEETING


                J. R. CRESPO is the Chairman of the Boards of Directors and Chief Executive Officer of the Company and each of its subsidiaries. He is the President of the Company and Southern. He is Chairman of the Executive Committees of the Boards of Directors of the Company and Southern. Mr. Crespo has been a Director of Southern since January 1989 and a Director of the Company since April 1989. From 1982 through 1988, he was Managing Partner--Utility Regulatory and Advisory Services, Coopers & Lybrand. He is 56 years old.


                RICHARD F. FREEMAN is the President and Chief Executive Officer, Greater Bridgeport Area Foundation. He is a principal in the consulting firm of Freeman & Associates and the former President and Chief Executive Officer and Trustee of The Bank Mart.

                Mr. Freeman has been a Director of the Company and Southern since 1979 and is a member of the Executive, Nominating and Salary and Pension Committees and Chairman of the Audit Committees of the Boards of Directors of the Company and Southern. He is 64 years old.



                NEWMAN M. MARSILIUS, III is the President and Chief Executive Officer, Producto-Moore Companies, a specialty tool and machine manufacturer. He is a member of the Boards of Directors of the Bridgeport Regional Business Council and the Connecticut Business & Industry Association. He has been a Director of the Company and Southern since September 1992. He is a member of the Company's and Southern's Audit Committees. He is 52 years old.

                   TERMS EXPIRING AT THE 2001 ANNUAL MEETING


                HENRY CHAUNCEY, JR. is Lecturer and former Head of the Management Program, Department of Epidemiology and Public Health, Yale School of Medicine, New Haven, CT. He was the President and Chief Executive Officer of Gaylord Hospital from 1988 to 1994. Previously, from 1982 to 1988, he served as President of Science Park Development Corporation, a Connecticut non-profit corporation formed for the purpose of establishing a high technology business development area in New Haven, CT.

                Mr. Chauncey has been a Director of the Company and Southern since 1986. He is a member of the Company's and Southern's Nominating and Salary Committees and Executive Committees. He is 63 years old.


                RICHARD M. HOYT is the President and Chief Executive Officer of Chapin & Bangs, a steel service center. He is also the Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel, Vice Chairman of the Board of Directors of Bridgeport Hospital, a Trustee of the Bridgeport YMCA and a Director of Yale New Haven Health System. Mr. Hoyt has been a Director of the Company and Southern since January 1992. He is a member of the Company's and Southern's Pension Committees. He is 56 years old.

[PICTURE        CHRISTOPHER D. TURNER is Project Manager, Energy Sector,
APPEARS HERE]   Bechtel International Consulting Group and Multinational
                Engineering and Construction Consultant for Bechtel
                Corporation. Previously, he was the Principal Executive
                Consultant for Resource Management International, Manager,
                Strategic Business Operation, Power Technologies, Inc. and
                President of C.D. Turner Associates. From 1963 through January
                1988, Mr. Turner was employed by Niagara Mohawk Power
                Corporation and was Vice President of Corporate Development.

                Mr. Turner has been a Director of the Company and Southern since 1989. He is a member of the Executive, Nominating and Salary and Pension Committees of the Boards of Directors of the Company and Southern. He is 55 years old.

  The following table sets forth, as of November 27, 1998, information with respect to the beneficial ownership of Common Stock of the Company by the Nominees and Directors of the Company, as well as executive officers named in the Summary Compensation Table appearing under "Executive Compensation". Unless otherwise indicated, each holder has sole voting and investment powers as to shares listed.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL
                                                                 OWNERSHIP(1)
                                                               -----------------
Henry Chauncey, Jr. ..........................................        3,523
Dr. James P. Comer............................................        1,992
J. R. Crespo..................................................       72,122(2)
Richard F. Freeman............................................        5,446
Richard M. Hoyt...............................................        1,250
Paul H. Johnson(3)............................................        1,757
Newman Marsilius, III.........................................        1,603
Samuel M. Sugden..............................................        3,200(4)
Christopher D. Turner.........................................        1,462
Helen B. Wasserman(3).........................................        2,092
Thomas A. Trotta..............................................        6,471
Larry S. McGaughy.............................................       12,074(5)
Vincent L. Ammann, Jr. .......................................        9,365(6)
Carol A. Forest...............................................        2,990
Directors and executive officers as a group...................      152,422(7)

--------
(1) No Director, Nominee or executive officer owns more than 1.0% of the Common Stock of the Company.
(2) Includes 32,795 and 23,676 shares awarded to Mr. Crespo on October 1, 1996 and October 1, 1998, respectively, under the Company's Restricted Stock Award Plan. A discussion of the Restricted Stock Award Plan appears in "Executive Compensation" under the heading "Restricted Stock Award Plan".
(3) Will retire as Board Members effective January 26, 1999.
(4) All of these shares are held jointly by Mr. Sugden and his wife.
(5) Mr. McGaughy's total includes 6,261 and 4,541 shares awarded on October 1, 1996 and October 1, 1998, respectively, under the Company's Restricted Stock Award Plan.
(6) Mr. Ammann's total includes 4,612 and 3,116 shares awarded on October 1, 1996 and October 1, 1998, respectively, under the Company's Restricted Stock Award Plan.
(7) Constituting 1.5% of the Company's issued and outstanding shares.

  To the knowledge of the Company, except for Brinson Partners, Incorporated, no person or group of persons is the beneficial owner of more than 5% of the Company's Common Stock. The following table sets forth as of September 30, 1998, certain information as to the number of shares of Common Stock beneficially owned by persons in excess of 5% based on reports filed with the Securities and Exchange Commission or other reliable information:

                                                          TITLE  NUMBER  PERCENT
                                                            OF     OF      OF
   NAME AND ADDRESS                                       CLASS  SHARES   CLASS
   ----------------                                       ------ ------- -------
   Brinson Partners, Inc. ............................... Common 631,000   6.1%
   209 South LaSalle
   Chicago, Illinois 60604

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Mr. Henry Chauncey, Jr., a Director, did not file a timely Form 4 for one transaction as required by the Securities and Exchange Act of 1934.

COMPENSATION OF DIRECTORS OF CONNECTICUT ENERGY CORPORATION

  The Directors do not receive any cash compensation for service on the Board of Directors of Connecticut Energy Corporation, nor do they receive any compensation for attendance at meetings of Connecticut Energy Corporation's Board of Directors and meetings of its Committees.

  Each Director of Connecticut Energy Corporation is also a Director of Southern. For the year ending September 30, 1998, Southern's standard arrangement with its Directors, other than Directors who are officers of Southern, for their services was to pay them $600 each for each meeting of the Board of Directors attended. Southern compensated each Committee Chairman an additional $600 for each Committee meeting attended, and Committee members received $500 for each Committee meeting attended. Except for the Chairman of the Board, each Director of Southern, who was not an officer of Southern, was paid an annual retainer of $12,000.

  Effective October 1, 1992, Southern has an unfunded retirement plan for its non-employee Directors. If a Director attains 60 years of age and has received a retainer for ten years, then the Director is eligible to retire and receive an annual payment, payable in monthly installments commencing on the first day of the month following such retirement, of an amount equal to the annual retainer in effect during the fiscal year in which the Director retires, provided however, that such amount will not exceed the amount paid to such Director during the year the Director turned 65. Such payments shall continue for a period of 10 years or the life of the eligible Director, whichever is shorter, and no monthly payment shall be made after the month in which an eligible Director dies. If a Director dies before or after payments under the plan are made, no further amounts are payable to the Director's surviving spouse, descendants or estate. The plan is a non-contributory plan and is not intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.

  Effective November 26, 1996, the Company has a Non-Employee Director Stock Plan. The Plan provides that each Non-Employee Director will receive annually, for his or her service as a Director, 100 shares of Common Stock on the day of the Company's Annual Meeting of Shareholders. An aggregate of 13,000 shares of Common Stock will be available for issuance under the Plan throughout its ten-year projected life. The Common Stock to be issued under the Plan will be made available from treasury or authorized and unissued shares of the Common Stock of the Company.

  For services rendered in fiscal year 1998, the Company retained the law firm of LeBeouf, Lamb, Greene and MacRae, L.L.P., in which Mr. Sugden is a partner.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the fiscal year ending September 30, 1998, the Company's Board of Directors met eleven times. All Directors attended more than 75% of the aggregate of the number of (a) meetings of the Boards of Directors and (b) meetings of all Committees of the Boards on which such Director served.

  Both the Company's Board of Directors and Southern's Board of Directors have Audit Committees consisting of the following Directors:

              Richard F. Freeman, Chairman      Dr. James P. Comer
              Helen B. Wasserman                Paul H. Johnson
                           Newman M. Marsilius, III

  The Audit Committees recommend the appointment of independent accountants to audit the financial statements (see "Appointment of Independent Accountants"), approve the scope of that audit, confer with the auditors with respect to their examination of the Company's accounting practices, approve the auditors' fees for performing both audit and non-audit functions, and report their activities to the full Board. The Audit Committees held five meetings during the fiscal year ending September 30, 1998.

  The Company's and Southern's Board of Directors have Nominating and Salary Committees consisting of the following Directors:

              Samuel M. Sugden, Chairman        Henry Chauncey, Jr.
              Richard F. Freeman                Dr. James P. Comer
                             Christopher D. Turner

  The Nominating and Salary Committees recommend to the appropriate Board of Directors (a) nominees to fill Board vacancies, (b) the composition of the Board Committees, (c) the election of officers of the Company or of Southern and (d) the salaries paid to the officers of Southern and the other subsidiaries of the Company. The Nominating and Salary Committees held three meetings during the fiscal year ending September 30, 1998.

  The Nominating and Salary Committees will consider recommendations for nominees to serve on the Board of Directors by shareholders who submit such recommendations in writing to the Company's Secretary and which are received by October 29, 1999 for consideration at the 2000 Annual Meeting of Shareholders. Any such written recommendation should contain a brief statement of background and qualifications concerning the person being recommended.

                             SHAREHOLDER PROPOSALS

  If a shareholder intends to present a proposal for action at the 2000 Annual Meeting of Shareholders, such proposal must be received by the Company on or before August 13, 1999 for inclusion in the Company's Proxy Statement and Form of Proxy for such meeting. The Company reserves the right to omit any proposals from its Proxy Statement and Form of Proxy where such omission is permitted by the rules of the Securities and Exchange Commission.

                                 REPORT OF THE
                        NOMINATING AND SALARY COMMITTEE
                                      ON
                            EXECUTIVE COMPENSATION

  The Nominating and Salary Committee (the "Committee") is a standing committee composed entirely of outside Directors who are not employees of the Company or any of its affiliates. Mr. Sugden is the Chairman. Messrs. Comer, Freeman, Chauncey and Turner are the other members.

  None of the members participate in any of the executive compensation plans overseen and administered by the Committee with Board of Directors' approval, and none participates in any compensation plan administered by the executives of the Company.

COMMITTEE FUNCTIONS

  The Committee is responsible for assuring that compensation programs are developed, implemented and administered to support the Company's fundamental philosophy that compensation should be effectively linked to corporate and individual performance. The Committee meets on a regularly scheduled basis. The Committee reviews salary and incentive compensation programs as well as the compensation of the President and Chief Executive Officer, Mr. Crespo, and other senior executives. Reviews of executive performance and compensation occur outside the presence of the executives who are being discussed. The Committee has access to outside professional compensation consultants and meets with these consultants, with and without executives present. The Committee also reviews corporate organization, management development plans and benefits programs. It makes reports and recommendations to the Company's Board of Directors on all of these matters of organization and compensation. It has authority to grant awards under both the Non-Employee Director Stock Plan and the Restricted Stock Award Plan.

CORPORATE COMPENSATION PHILOSOPHY

  The Company's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve the Company's business objectives and to maintain the Company's position of leadership in the natural gas distribution industry. Retention of executives who have developed the skills and expertise required to lead a capital intensive organization is vital to the Company's competitive strength. Motivation of these individuals is, and will continue to be, key to the Company's success.

  The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. Assessments of both individual and corporate performance influence executive compensation levels. The Committee, with Board of Directors' approval, seeks to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors having a significant impact on corporate performance. Compensation decisions for all executives, including the named executive officers and Chief Executive Officer, are based on the same criteria.

  Compensation opportunities are linked to financial and operating performance. For each executive, a significant percentage of compensation each year is at risk, that is, it depends on the accomplishment of challenging performance goals approved and reviewed by the Committee and the Board of Directors. The percentage of compensation at risk for an executive increases with more responsibilities and as opportunities to contribute directly to the success of the organization increase. The performance upon which the incentive compensation program is based is assessed annually to ensure that executives work to support both the current as well as the strategic objectives of the Company and its subsidiaries.

COMPONENTS OF COMPENSATION

  There are two major components to the Company's compensation program: Base Salary and Management Incentive Compensation Awards.

  Base Salary--A competitive base salary supports the philosophy of management development and career orientation of executives and is consistent with the long-term nature of the Company's business. The Company's compensation philosophy is to pay base salaries to its executive officers that do not exceed the median for comparable positions at other, comparable companies. Base salaries for some executives will be set at a higher level if the Committee concludes (and the Board of Directors agrees) that it is appropriate in light of a particular individual's responsibilities, experience and personal performance. Compensation opportunities must be sufficient to attract and retain the highly qualified individuals the Company needs to succeed.

  Salary budget expenditures and adjustments to the salary structure are a result of annual reviews of competitive positioning (how the Company's salary structure for comparable positions compares with that of other companies), business performance and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting base salary. Business and other economic factors such as net income and estimates of inflation are secondary considerations in establishing base salary.

  The Committee recommends and the Board of Directors approves the salaries of the President and Chief Executive Officer and the salaries of other elected officers. The Committee met in November 1997 to recommend the 1998 salaries for the President and Chief Executive Officer and to set the 1998 salaries for the other elected officers. The Board of Directors approved the Committee's recommendations. Any changes to these approved salaries must be reviewed by the Committee and approved by the Board of Directors before implementation.

  Mr. Crespo became President and Chief Executive Officer in 1989. His 1998 salary reflects the size and complexity of the Company, as well as his experience and personal contributions to corporate performance.

  Management Incentive Awards--Corporate and individual performance goals are set by the Committee and approved by the Board of Directors. The goals set each year are ones which the Committee believes are challenging in light of all current circumstances. If the financial performance of the Company does not meet a certain threshold level specified by the Board of Directors for that year, then no annual incentive awards would be paid for corporate performance.

  Annual incentive opportunities are designed to provide a strong incentive for executives to increase corporate earnings each year. The program places a significant portion of the executive's annual compensation at risk. As a result of the Company's overall compensation philosophy, approximately one quarter of an executive's total annual cash compensation depends on the achievement of annual performance goals. The amount of compensation at risk increases with the executive's responsibilities. With limited exceptions, base salaries do not exceed the median for comparable positions at comparable companies. If performance goals are met, then an executive's annual cash compensation will total more than the median total annual cash compensation for comparable positions at comparable companies.

  In evaluating the performance of Mr. Crespo, President and Chief Executive Officer, the Committee, in addition to financial performance, considers such factors as ethical business conduct, progress towards strategic plan objectives and the general perception of Connecticut Energy Corporation and its subsidiaries by the financial community and customers. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. Mr. Crespo's 1998 award reflects his significant personal contributions to the business and his leadership which resulted in 1998 performance that was strong relative to the industry. This determination was based on the judgment of the Committee with Board of Directors' approval. The combination of Mr. Crespo's base salary and the management incentive award was comparable to other Chief Executive Officers of competitive companies of similar size and with similar business results as those of the Company.

SUMMARY

  The Committee has the responsibility to ensure that the Company's compensation program satisfies the best interests of the shareholders. The Committee believes that the existing compensation program is competitive and appropriate. Balancing base salaries with management incentive awards is the foundation upon which the Company's stability and business success should be built.

                                          Samuel M. Sugden, Chairman
                                          James P. Comer
                                          Richard F. Freeman
                                          Henry Chauncey, Jr.
                                          Christopher D. Turner

                            EXECUTIVE COMPENSATION

  All of the executive officers of the Company except two are currently officers of Southern. The Company has no existing plan or arrangement to pay any remuneration to such officers in addition to the compensation that they will receive in their respective capacities as employees of Southern or another Company subsidiary. The salaries paid by Southern or another Company subsidiary during the last three fiscal years ending September 30, 1998 to each of the five most highly compensated executive officers (or executive officers of the Company's subsidiaries) were as follows:

                          SUMMARY COMPENSATION TABLE
                            ANNUAL COMPENSATION (1)

                                                                     ALL OTHER
                                                    SALARY   BONUS  COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR   ($)   (2) ($)   (3) ($)
---------------------------                    ---- ------- ------- ------------
J.R. Crespo................................... 1998 441,250 249,000    12,461
 Chairman, President & CEO                     1997 411,250 207,244     9,963
                                               1996 392,500 159,324     9,190
T.A. Trotta................................... 1998 246,000  82,600     4,800
 Exec. VP and COO                              1997 236,000  80,455     4,725
                                               1996 223,917  58,280     4,500
L.S. McGaughy................................. 1998 159,300  55,976     9,238
 President, CNE Energy Services Group, Inc;    1997 142,950  37,291     4,288
 VP, Connecticut Energy Corporation            1996 122,400  20,965     3,672
V.L. Ammann, Jr. ............................. 1998 152,525  44,408     9,076
 President, CNE Venture-Tech, Inc;             1997 145,275  39,876     4,359
 VP and Chief Accounting Officer,              1996 139,275  29,059     4,178
 Connecticut Energy Corporation
C.A. Forest................................... 1998 142,250  51,938     8,767
 VP Finance, Treasurer & Asst. Secretary       1997 135,975  37,760     4,079
                                               1996 130,750  29,068     3,922

--------
(1) None of the persons named received any cash compensation in any of the years shown other than the amounts appearing in the columns captioned "Salary," "Bonus" and "All Other Compensation." None of the perquisites and other personal benefits received by such named persons exceed $50,000 or 10% of the total salary and bonus received by such person for each year shown.
(2) The amounts listed represent awards for the fiscal year ended September 30, 1997 under the Company's management incentive program, which awards are based on corporate and individual achievements and thus are not awarded according to a preset payment schedule. Amounts to be paid for fiscal 1998 performance of the executive officers of the Company will be determined in the first quarter of 1999.
(3) The amounts appearing in this column represent the sum of (i) matching contributions by Southern or another Company subsidiary to a Section 401(k) plan for each of the named individuals; (ii) transportation allowances for 1998 for Messrs. McGaughy and Ammann and Ms. Forest; and
    (iii) premium payments for the years 1998, 1997 and 1996 of $7,661, $5,238 and $4,690, respectively, for a renewable term life insurance policy for Mr. Crespo.

PENSION AND RETIREMENT BENEFITS

  The approximate annual retirement benefits payable under Southern's Pension Plan and its supplemental retirement plans to an individual whose compensation as defined in the Pension Plans is in the classification indicated would be as follows:

                              PENSION PLAN TABLE

                                   YEARS OF SERVICE
                       --------------------------------------------
        REMUNERATION      15       20       25       30       35
        ------------   -------- -------- -------- -------- --------
        $175,000       $105,000 $105,000 $105,000 $105,000 $105,000
        $200,000       $120,000 $120,000 $120,000 $120,000 $120,000
        $225,000       $135,000 $135,000 $135,000 $135,000 $135,000
        $250,000       $150,000 $150,000 $150,000 $150,000 $150,000
        $300,000       $180,000 $180,000 $180,000 $180,000 $180,000
        $400,000       $240,000 $240,000 $240,000 $240,000 $240,000
        $450,000       $270,000 $270,000 $270,000 $270,000 $270,000
        $500,000       $300,000 $300,000 $300,000 $300,000 $300,000
        $550,000       $330,000 $330,000 $330,000 $330,000 $330,000
        $600,000       $360,000 $360,000 $360,000 $360,000 $360,000
        $650,000       $390,000 $390,000 $390,000 $390,000 $390,000
        $700,000       $420,000 $420,000 $420,000 $420,000 $420,000
        $750,000       $450,000 $450,000 $450,000 $450,000 $450,000
        $850,000       $510,000 $510,000 $510,000 $510,000 $510,000

  Remuneration covered for pension purposes is defined as the employee's average annual compensation (which includes taxable compensation and pre-tax employee contributions to Southern's Section 401(k) plan) for the five consecutive years of the employee's last ten years of service yielding the highest such average. Remuneration for pension purposes is the sum of the amounts shown in the Salary and Bonus columns of the Summary Compensation Table above.

  The projected years of service for each of the five highest paid executive officers at age 65 are: Mr. Crespo, 19 years; Mr. Trotta, 48 years; Mr. McGaughy, 22 years; Mr. Ammann, 34 years and Ms. Forest, 34 years. The benefits illustrated are payable as life annuities. With one exception, the benefits for the named individuals are not subject to any offset. Because Mr. McGaughy does not presently participate in the Company's supplemental benefit plan, his benefits are subject to Social Security offset. In addition, based on years of service, he will receive 73% of the amount listed in the table above at retirement at age 65.

RESTRICTED STOCK AWARD PLAN

  Effective November 26, 1996, the Company has a Restricted Stock Award Plan (the "Plan"). The Plan is administered by the Nominating and Salary Committee, which can establish rules and regulations consistent with the terms of the Plan.

  Any officer or senior salaried employee of the Company or any of its affiliates, including the executive officers named in the Summary Compensation Table, may be selected by the Committee to become a participant in the Plan. No participant may be awarded more than 180,000 shares of stock, nor may a participant receive more than $250,000 in dividends or distributions with respect to shares of stock actually awarded for any one performance period. Awards consist initially of target awards, actual receipt of some, all or up to 150% of which is conditioned upon satisfaction of performance and vesting conditions. After satisfaction of performance conditions, an award is immediately vested.

  The purpose of the Plan is to motivate participants to work to achieve corporate objectives beneficial to the Company and its shareholders by awarding to them shares of the Common Stock of the Company which become vested upon or after achievement of the objectives. The Plan should assist the Company to retain capable officers and other key employees who are eligible to participate in the Plan, and to attract and retain others who may reasonably expect to become participants in the Plan after a reasonable period of employment with the Company or its affiliates. Five senior officers received the initial awards for the three-year performance period beginning October 1, 1996, and additional employees may eventually participate in the Plan.

  The following table sets forth information on awards of stock made pursuant to the Plan to senior executive officers of the Company and its subsidiaries.

LONG-TERM INCENTIVE PLANS

                                                 PERFORMANCE      ESTIMATED
                                   NUMBER OF      OR OTHER     FUTURE PAYOUTS
                                 SHARES, UNITS  PERIOD UNTIL   UNDER NON-STOCK
                                   OR OTHER     MATURATION OR    PRICE-BASED
NAME                             RIGHTS (#)(1)     PAYOUT           PLANS
----                             ------------- --------------- ---------------
                                                                 TARGET (#)
                                                               ---------------
J.R. Crespo.....................    32,795     10/1/96-10/1/99     32,795
Vincent L. Ammann, Jr. .........     4,612     10/1/96-10/1/99      4,612
Larry S. McGaughy...............     6,261     10/1/96-10/1/99      6,261
Phyllis A. O'Brien, Group VP....     4,362     10/1/96-10/1/99      4,362
Peter D. Loomis, Group VP,
 Customer and Operating
 Services.......................     4,217     10/1/96-10/1/99      4,217

--------
(1) Long-term performance awards were initiated during fiscal 1997 to executive officers under the Company's 1997 Restricted Stock Award Plan. Under the awards described in the table, the number of shares initially awarded to a participant is determined by the Nominating and Salary Committee. Payouts are based on the cumulative total shareholder return ("TSR") on Common Stock relative to that of other companies included in the Edward D. Jones Natural Gas Average Monthly Report over a three year performance period ending October 1, 1999, as well as earnings per share ("EPS") or, with respect to executive officers of subsidiaries, cumulative net earnings goals for the relevant subsidiary over the same three year period. If the target results are achieved, 100% of the award will be earned; if certain threshold results are achieved, 50% of the award will be earned; and if certain maximum results are achieved, 150% of the award will be earned. No payouts are earned if the relative cumulative TSR on the Company's Common Stock and EPS (or cumulative net earnings, as appropriate) do not meet certain threshold levels.

OTHER

  The Boards of Directors has approved employment and deferred compensation agreements with Mr. Crespo. Pursuant to these agreements, Mr. Crespo's base salary was set at the rate of $225,000 per year, subject to upward revision when the salaries of other officers of Southern are revised. The term of the employment agreement is for three years commencing March 24, 1992 and shall be automatically extended on the first day of each succeeding month to end three years from such extension. Mr. Crespo also participates in the Company's Management Incentive Compensation Plan ("Compensation Plan"). His agreements with the Company and Southern provide for certain compensation and benefits to be paid if his employment is terminated without "Cause," or terminated by him for "Good Reason," or if there is a "Change in Control" of the Company as those terms are defined in the agreements. If there is a "Change in Control," the Company will pay Mr. Crespo his full base salary through the date of termination and all benefits and awards to which he is entitled under benefits plans and policies in effect prior to the "Change in Control." Additionally, the Company will pay Mr. Crespo three times (1) his annual base salary on the effective day of the termination or, if higher, immediately prior to a "Change in Control," (2) the highest bonus he received in the previous five fiscal years or, if higher, during the year in which a "Change in Control" took place, and (3) amounts paid by the Company to Southern's Section 401(k) Plan on Mr. Crespo's behalf plus an amount equal to 35% of his annual base salary on the date of termination or, if higher, immediately prior to the "Change in Control" as compensation for medical, life insurance and other benefits lost as a result of termination. If any of the foregoing payments result in the imposition of an excise tax under the Internal Revenue Code, the amount paid to Mr. Crespo will not be reduced because of the imposition of such excise tax.

  If Mr. Crespo terminates his employment for "Good Reason" or if the Company and Southern terminate his employment without "Cause," Mr. Crespo will continue to receive his base salary for the remaining term of the agreement and any amounts payable under the Compensation Plan within 12 months of termination to which he is entitled unless he is receiving payments because of a "Change in Control."

  Mr. Crespo's deferred compensation agreement provides for compensation payments upon retirement or termination of his employment. Under the agreement, if employed by the Company until December 1, 2004, he would be entitled to receive, on retirement or termination of his employment, 65% of the average of his total base pay plus any incentive compensation paid in those five highest paid consecutive years out of the 10 years preceding his retirement or termination, less amounts paid under Southern's retirement plans. He will receive lesser amounts if he retires or his termination occurs prior to December 1, 2004. The deferred compensation agreement also contains provisions relating to the election of benefits for his spouse, the receipt of deferred compensation prior to attaining the age of 65, payments in the event of his death or disability, and provisions for supplemental term life insurance.

  During 1996, the Company and Southern entered into agreements with Mr. Trotta and Ms. Forest which, among other things, provide for certain payments to these executives similar to those that Mr. Crespo would receive in the event of a "Change of Control" of the Company.

                            SHARE PERFORMANCE CHART

  The following chart compares the total cumulative return on an investment in the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 C+Stock Index and the Standard & Poor's Utilities Index (which includes telephone, electric, gas pipeline and gas distribution companies) over the last five fiscal years in accordance with the rules of the Securities and Exchange Commission(1):


                                     CHART

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG

     CONNECTICUT ENERGY CORPORATION, S&P 500 INDEX AND S&P UTILITIES INDEX


$275
$250
$200
$175
$150
$125
$100
$ 75
$ 50

                   1993      1994        1995         1996      1997        1998

                                  Fiscal Year Ended September 30,

                   1993      1994        1995         1996      1997        1998

Connecticut        100         92          88           97       127         145
Energy (1)
S&P 500            100        104         134          162       227         247

S&P Utilities      100         87         111          119       136         176

--------
(1) While the Company's five-year total return is slightly below the Standard and Poor's Utility Index, the Company's one-year total return of fourteen and one-half percent (14-1/2%) exceeds most comparable peers.

Total return assumes reinvestment of all dividends on the payment date. The changes displayed are not necessarily indicative of future returns measured by this, or any method.

       2. AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

  At the present time, the Company's Amended and Restated Certificate of Incorporation provides that the authorized number of shares of Common Stock are 20,000,000 having a par value of $1 per share. As of December 7, 1998, the outstanding number of shares of Common Stock was 10,332,971.

  The Board deems it desirable to have an additional 10,000,000 authorized shares of Common Stock available for future financing, acquisition transactions, stock dividends or splits, the Company's Dividend Reinvestment and Stock Purchase Plan, employee benefit plans and other general corporate purposes. Having such additional authorized shares of Common Stock available for issuance will afford the Company greater flexibility and will allow such shares to be issued without the expense and delay of a special shareholders' meeting. All authorized, but unissued, shares of Common Stock, including those additional shares authorized by the proposed amendment, will be available for issuance without further shareholder action, unless such action is mandated by the rules of any stock exchange on which the Company's Common Stock may be listed or any other applicable law or regulation. The New York Stock Exchange currently requires specific shareholder approval as a prerequisite to listing shares in several instances, including an acquisition transaction where the issuance of shares could result in an increase of 20% or more of the number of outstanding shares of Common Stock.

  The Company's shareholders currently have rights to purchase Common Stock in the event of certain acquisitions of its Common Stock or in the event of a tender offer for the Company's stock. Such rights are designed to encourage negotiation of a potential acquisition with the Company's Board of Directors. The authorized but unissued shares of Common Stock would also be available for use in connection with this rights plan.

  The proposed amendment will be effected by amending Section 2(b) of Connecticut Energy Corporation's Amended and Restated Certificate of Incorporation to read as follows:

    "2. The authorized capital stock of the Company shall consist of one class of preference stock and one class of common stock as follows:
                                     * * *
      (b) A class of common stock which is designated "Common Stock". The authorized shares of Common Stock are 30,000,000 shares having the par value of $1 per share."

  Under the Company's Amended and Restated Certificate of Incorporation, holders of Common Stock have no preemptive rights with respect to any offering by the Company of additional shares of Common Stock or any security convertible into Common Stock. This provision cannot be changed without the vote of holders of a majority of the then outstanding shares of Common Stock. This provision will continue to apply to the additional shares of Common Stock authorized by the proposed Amendment.

   The Board believes it desirable to have such authorized shares available for a counteroffer in the event a tender offer is made for the Company's Common Stock or for other defensive purposes. Issuance of additional shares would dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company's Board of Directors. Although the Company's Certificate of Incorporation and By-Laws contain certain anti-takeover provisions, the proposed amendment is not part of a plan by management to adopt a series of measures which have an anti-takeover effect. At the present time, the Board does not have any intention of adopting any other anti-takeover measures.

  Except in connection with its Dividend Reinvestment Plan, Stock Purchase Plan, Non-employee Director Stock Plan, Restricted Stock Award Plan and
Section 401(k) Plan, the Company presently has no arrangements or understandings for the issuance of additional shares of Common Stock.

  Each share of Common Stock is entitled to one vote and to dividends as declared by the Board of Directors. All shares of Common Stock are fully paid and non-assessable.

  The affirmative vote of a majority of the voting power of common shares is necessary to adopt the proposed amendment of the Company's Amended and Restated Articles of Incorporation.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION RELATING TO INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK DESCRIBED ABOVE.

                   3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  On November 3, 1998 and November 24, 1998, the Audit Committees of the Boards of Directors of the Company and Southern and the Boards of Directors of the Company and Southern each respectively voted to recommend to the shareholders that PricewaterhouseCoopers LLP be appointed as the independent accountants to audit the books and affairs of the Company and its subsidiaries, respectively, for the fiscal year ending September 30, 1999. PricewaterhouseCoopers LLP was the independent accountant engaged as the principal accountant to audit the Company's and its subsidiaries' books and records for the fiscal year ending September 30, 1998.

  Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and they will be given the opportunity to make a statement on behalf of their firm if they so desire. They will also be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS DESCRIBED ABOVE.

                               4. OTHER MATTERS

  The Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting of shareholders. If any other matter should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                          By order of the Board of Directors

                                          SAMUEL W. BOWLBY
                                          Secretary

Dated: December 11, 1998

                           TRAVEL DIRECTIONS TO THE
                           TRUMBULL MARRIOTT HOTEL:

IF YOU'RE DRIVING TO THE HOTEL FROM THE MERRITT PARKWAY NORTH BOUND (direction toward New Haven): Take Exit 51; turn right off ramp onto Rte. 108 South (Nichols Ave.); drive mile; turn left onto Hawley Lane, hotel will be 3/10 of a mile on the left side of the road.

IF YOU'RE DRIVING TO THE HOTEL FROM THE MERRITT PARKWAY SOUTH BOUND (direction toward Bridgeport/New York): Take Exit 52; follow Rte. 108 signs; turn left off ramp onto Rte. 108 South (Nichols Ave.); drive 3/10 of a mile; turn left onto Hawley Lane, hotel will be 3/10 of a mile on the left side of the road.

IF YOU'RE DRIVING TO THE HOTEL FROM INTERSTATE 95: Take Exit 27A (Rtes. 8 &
25), Follow Rte. 8 (at fork, stay on Rte. 8, which is the right side of the fork) to Exit 8; turn left off ramp, turn right at first stoplight onto Rte. 108 South (Nichols Ave.); make a quick left at first stoplight onto Hawley Lane, hotel will be 3/10 of a mile on the left side of the road.

                                                                     2140 -PS-98

                                                                        PROXYCRD


                        CONNECTICUT ENERGY CORPORATION

                       PROXY SOLICITED ON BEHALF OF THE
                 BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD JANUARY 26, 1999


    The undersigned hereby appoints J. R. Crespo, Richard F. Freeman and Newman
M. Marsilius, III and each of them, with power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of the Shareholders of Connecticut Energy Corporation (the "Company"), to be held in the Grand Ballroom of the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut on Tuesday, January 26, 1999 at 10:00 A.M., and at any adjournment thereof, all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present for the following matters:

                        (Continued on the reverse side)

                        PLEASE SIGN ON THE REVERSE SIDE

                                                                PROXYCARD, PG. 2

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposals 1,2 and 3.

Election of Directors

1.   Nominees:  James P. Comer, M.D. and Samuel M. Sudgen

            For               Withheld
          ________          ____________

          _______________________________________
______    For all nominees except as listed above  MARK HERE FOR
                                                   ADDRESS CHANGE AND [_]
                                                   NOTE BELOW

2. TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the independent public accountants to audit the books and affairs of the Company and its subsidiaries for the fiscal year 1999.

           For          Against            Withheld
          _____       ___________        ____________


3. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock.

           For          Against            Withheld
          _____       ___________        ____________

4.   To transact such other business as may properly come before the meeting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Please mark, sign, date and return the proxy card promptly using the enclosed envelope.



Signature:___________________Date______Signature:___________________Date______